Exhibit 10.2

SUCCESSOR TRANSITION AGREEMENT AND RELEASE OF CLAIMS

This Successor Transition Agreement and Release of Claims (this “Agreement”) is between HF Sinclair Corporation, HollyFrontier Corporation and HollyFrontier Payroll Services, Inc., on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively the “Company”), and me, Michael C. Jennings. By signing this Agreement, I am agreeing to release all claims against the Company, and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises and the timely execution (and non-revocation) of the release of claims in the form set forth as Attachment B (the “Release”), which attachment is part of this Agreement, the Company has agreed to pay me Benefits (set forth on Attachment A) which I understand I would not receive unless I sign and do not timely revoke this Agreement. I acknowledge and agree to the following:

1. Retirement Date. I understand that my final day of active employment with the Company will be on my Retirement Date set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement. I understand that I will be separated from the payroll on my Retirement Date.

2. Release of Claims. I understand and agree that this Agreement is conditioned upon my timely execution and non-revocation of the Release. If I do not execute and return the Release to the HR Contact identified on Attachment A prior to thirty (30) days after my Retirement Date (but no earlier than my Retirement Date), or if I revoke the Release within the revocation period set forth in the Release, this Agreement will be null and void, the Company will have no obligations hereunder, and my employment will end on my Retirement Date.

3. Legal Action and Legal Fees. I understand that I must pay the Company’s legal fees if I sue the Company for any claims released under this Agreement (including the Release) or otherwise break my promises in this Agreement. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the Age Discrimination in Employment Act (ADEA).

4. Cooperation. I agree, upon the Company’s request, to reasonably cooperate in any Company investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing.

5. Good Standing. In addition to signing the Release, I agree that in order to be eligible for benefits noted on Attachment A, I must satisfactorily perform my duties and remain in good standing with the Company through my Retirement Date. Satisfactorily performing my duties and remaining in good standing includes, but is not limited to, carrying out assigned directives with integrity and in a cooperative and supportive manner as determined by the Company.

6. Certain Obligations. I understand that after my Retirement Date, I continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligations contained in the Company’s Code of Business Conduct and Ethics (the “Code”), any intellectual property agreements signed by me and any confidentiality, non-competition or non-solicitation agreement contained in any equity-based compensation award, except as specifically modified by this Agreement. I also understand that this Agreement does not, however, limit me from providing information to the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration as part of a whistleblower action and/or a report of possible violation(s) of any federal securities law.

I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency or entity acting in its official capacity.

7. Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), I agree that, except as otherwise agreed to with the Company, I have returned or will immediately return to the Company, within five days of my execution of this Agreement or my Retirement Date (whichever is later), all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I will not keep and have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets.

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8. Confidential Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work while at the Company and/or that incorporates any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees of the Company.

9. Statements Concerning the Company. I agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b) place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

10. Update Social Media Sites. Within five days following my Retirement Date, I will update any social networking sites, including, but not limited to, Twitter, Facebook, and LinkedIn, to indicate that I am no longer employed by or affiliated with the Company.

11. Non-solicitation. I agree that from and after the date I receive this Agreement and until the expiration of the Consulting Period (defined below), I will not, either directly or through others, (a) solicit or attempt to solicit, or assist any other person in soliciting, any employee of the Company to end his or her relationship with the Company; (b) recruit, hire or attempt to recruit or hire, or assist any other person in recruiting or hiring, any employee of the Company for a competing business; or (c) solicit, or assist any other person in soliciting, any consultant, vendor, contractor or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company, to materially diminish or alter its relationship with the Company. I also will not provide the names or any other information about any employees of the Company to any person, recruiter or competing business. I understand and agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the two (2) year period before my Retirement Date.

12. Consulting.

a.

For the period beginning on the day following my Retirement Date and continuing until February 9, 2024 (as such date may be extended by agreement of the Company and me, the “Consulting Period”), the Company will pay me a retainer of $50,000 per month (pro-rated for partial months) to provide up to 20 hours of services per week (the “Services”) that the Company may reasonably request from time to time in the capacity of an independent contractor, which Services shall include providing consultation and assistance with respect to the transition of duties and such other duties and projects as the Chief Executive Officer may from time to time assign. As additional consideration for the Services and in exchange for signing and complying with this Agreement, I have been offered Benefits (as set forth on Attachment A). I will submit an invoice to the Company within five (5) business days following the end of each month in which the Consulting Period existed that contains a description of the Services provided during the calendar month to which the invoice relates, and the Company will pay the retainer for the applicable calendar month within thirty (30) days of its receipt of such invoice. At the request of the Company, I will also submit reasonable documentation evidencing the work performed during a prior calendar month. Subject to reasonable prior approval of the Company, the Company shall pay or reimburse me for all reasonable (in type and amount) and necessary business expenses incurred by me in the course of providing Services to the Company. I will furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) and the regulations thereunder in connection with all such expenses, including, without limitation, all approved business travel and entertainment expenses.

b.

Notwithstanding the foregoing, the retainer arrangements set forth in this Paragraph 12 (and the Consulting Period) may be terminated at any time by the Company or me, with or without cause, upon written notice to the other party; provided, however, that if the Company terminates the retainer arrangements set forth in this Paragraph 12 without “cause” (as defined below) or I terminate this Agreement due to an act of cause by the Company, in each case on or prior to the expiration of the Consulting Period, the Company shall (a) pay me the unpaid retainer payment, at $50,000 per month (pro-rated for partial months), for each month until the expiration of the Consulting Period, with monthly payments being made within thirty (30) days after the end of each applicable calendar month (provided, however, any retainer that remains unpaid as of March 1 of any year will be paid no later than March 15 of such year), and (b) vest any unvested equity awards in accordance with the terms set forth on Attachment A and using February 9, 2024 as the last date of the Consulting Period.

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For purposes of this Paragraph 12, “cause” is defined as: (x) a party’s material breach of this Agreement to the extent such breach remains uncured (if capable of cure) after the other party has given such party notice in writing thereof and such party has failed to cure such breach within ten (10) business days; or (y) a party’s fraud, forgery, misrepresentation, dishonesty, errors or omissions that materially and adversely affects the other party. For purposes of section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) each installment payment payable pursuant to this Paragraph 12.b. will be treated as a separate payment.

c.	In performing and providing the Services, I will comply with all applicable laws and with all applicable orders, rules and regulations of all duly constituted authorities.

d.

For purposes of providing the Services to the Company and its subsidiaries, I shall at all times be an independent contractor during the Consulting Period. Nothing in this Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Company and me during the Consulting Period. During the Consulting Period, I shall have no authority to hire any persons on behalf of the Company, and any person whom I may employ shall be deemed to be solely my employee. I shall have control and management of the work under Paragraph 12 of this Agreement, and no right is reserved to the Company to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize me to incur any debt, liability or obligation of any nature for or on behalf of the Company. I agree that any Services I perform shall be completed and delivered reasonably in accordance with requests provided to me by the Company from time to time and consistent with the policies and practices of the Company with respect to work performed on or with respect to its projects, property, or premises. Neither I nor my agents or employees, if any, shall be eligible to participate in any benefits or privileges given or extended by the Company to its employees (other than any benefits to which I may be entitled by virtue of my status as a former employee of the Company, prior to the beginning of the Consulting Period), including, but not limited to, pension, profit sharing, workers’ compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off. I am responsible for paying any and all taxes owed on payments received by me pursuant to this Paragraph 12, and I shall indemnify and hold harmless the Company and its affiliates, and the foregoing entities’ respective representatives, for all claims, damages, costs and liabilities arising from my failure to do so. I agree to be solely responsible for (and to indemnify and hold harmless the Company for) my acts or omissions and the acts and omissions of my employees, if any, including acts or omissions during the performance of the Services pursuant to this Agreement.

e.

All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to the Company’s current or potential business, that are developed, written, conceived of, or improved upon by me, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of this Agreement (including in performing or providing the Services), shall be the sole property of the Company. Accordingly, I will disclose, deliver, and assign, and I do hereby assign, to the Company all of my right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright. I agree to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give the Company the full benefit of them, both during the term of this Agreement and thereafter. I specifically agree that all copyrighted materials generated or developed as a result of my services under this Agreement, including, but not limited to, computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by the Company.

f.	Unless approved by the Company in writing, all Services under this Agreement shall be provided by me and by no other person.

13. Non-Competition. Throughout my employment, the Company provided me with access to its Proprietary Information. I acknowledge and agree that I will know the Competitors (hereinafter defined) as of the Retirement Date. Further, I acknowledge and agree that I have voluntarily agreed to the covenants set forth in this Paragraph 13. I further agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause me undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Proprietary Information, goodwill and substantial and legitimate business interests.

a.

I agree that following my Retirement Date and prior to and including the last date of the Consulting Period, I will not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for myself or on behalf of or in conjunction with any other person or entity of any nature:

i.	Directly or indirectly own, manage, operate, join, become an officer, director, employee or consultant of, or otherwise be affiliated with any Competitor in the Market Area; or

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ii.	Appropriate any Business Opportunity of, or relating to, the Company located in the Market Area.

b.

The covenants in this Paragraph 13, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

c.	For purposes of this Paragraph 13, the following terms shall have the following meanings:

i.	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Company.

ii.

“Competitor” shall mean any direct competitor to the Company’s refinery business, which shall include the refining of petroleum regardless of the end product (whether gasoline, diesel fuel, jet fuel, specialty lubricant products, specialty and modified asphalt or other refined products), the transportation, terminalling and storage of petroleum regardless of the end product or the manufacturing or renewable hydrocarbon biofuels (whether renewable diesel, renewable gasoline or other product) as of the Retirement Date.

iii.	“Market Area” shall mean the United States and Canada.

14. Applicable Law. The laws of the State of Texas apply to this Agreement.

15. Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the governing law, the rest of the Agreement shall continue to apply.

16. Waiver of Right to a Trial by Jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury. However, I recognize and agree that the Company may seek to enforce the provisions contained in Paragraphs 8, 9, 11 and 13 through injunctive relief and/or damages, in a court of competent jurisdiction.

17. Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns.

18. Entire Agreement. This Agreement and its attachments contain the entire agreement between the Company and me concerning the separation of my employment, except as set forth in Paragraph 6 above. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 6 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

19. Consultation with an Attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

20. Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the Release) on or after my Retirement Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Benefits set forth on Attachment A.

21. Consideration and Cancellation of this Agreement. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one (21) calendar days from the date I receive this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven (7) calendar days after signing it; and that the Agreement shall not go into effect until then. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven (7) calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.

22. MMSEA. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

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23. Mediation and Arbitration. With the exception of any alleged violation of Paragraphs 8, 9, 11 or 13 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If we are unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one or the same instrument. Electronic copies of signatures shall be deemed to be original.

[Signature Page Follows]

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BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO CONSIDER THIS, BEFORE SIGNING THIS AGREEMENT; AND (B) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 15th day of February, 2023.

EMPLOYEE:

/s/ Michael C. Jennings
Michael C. Jennings

Agreed to and accepted by, on this 15th day of February, 2023.

HF Sinclair Corporation
HollyFrontier Corporation
HF Sinclair Payroll Services, Inc.

/s/ Dale Kunneman
Dale Kunneman
SVP and CHRO

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ATTACHMENT A

Employee Name:	Michael C. Jennings

Job Title:	Chief Executive Officer through May 8, 2023

Executive Vice President, Corporate effective May 9, 2023

Retirement Date:	November 9, 2023 (as such date may be extended by agreement of the Company and me)

Local HR Contact:	Dale Kunneman

Benefits

The payment (and continued payment) of the benefits described in this section are conditioned upon my execution, and non-revocation of this Agreement and the Release, and upholding the covenants of this Agreement and the Release.

Vesting of Long-Term Incentive Awards:

On my Retirement Date, all unvested restricted stock units and performance share units granted to you by HF Sinclair Corporation will remain outstanding and will not be forfeited.

December 1, 2023

If I continuously comply with the restrictions set forth in Paragraphs 8, 9, 11 and 13 and on December 1, 2023 I am either employed by the Company (due to my Retirement Date being extended) or performing the Services set forth in Paragraph 12 (subject to Paragraph 12.b), and notwithstanding anything to the contrary in the documents evidencing the equity awards described below, I will vest in the following awards granted to me by HF Sinclair Corporation in accordance with their terms:

Restricted Stock Units

Grant Date	Restricted Stock Units That Vest
November 10, 2020	34,643 (third tranche)
November 9, 2021	24,220 (second tranche)
November 8, 2022	16,204 (first tranche)

Performance Share Units

Grant Date	Performance Stock Units That Vest
November 10, 2020	103,929 multiplied by the Performance Unit Payout Percentage that will be determined at the end of the Performance Period (as such terms are defined in the applicable award agreement)

Post-December 1, 2023

If I continuously comply with the restrictions set forth in Paragraphs 8, 9, 11 and 13 and continue to perform the Services set forth in Paragraph 12 until the last day of the Consulting Period, then, immediately following the last day of the Consulting Period, I will forfeit immediately:

For any unvested Restricted Stock Units:

For each applicable award (i.e., the restricted stock units granted on November 9, 2021 and November 8, 2022), a number of restricted stock units equal to the number of restricted stock units specified in the Notice of Grant for each applicable award times the percentage that (A) the number of days beginning on the last day of the Consulting Period and ending on the last day of the Service Period (as defined in the applicable award agreement), (B) bears to the total number of days in the Service Period (as defined in the applicable award agreement).

Any remaining restricted stock units that are not forfeited and not vested will become vested immediately following the last day of the Consulting Period; provided, however, that any fractional restricted stock units will become null and void and automatically forfeited.

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For any unvested Performance Share Units:

For each applicable award, (i.e., the performance share units granted on November 9, 2021 and November 8, 2022), a number of the performance share units equal to the number of performance share units specified in the applicable award agreement times the percentage that (A) the number of days beginning on the last day of the Consulting Period and ending on the last day of the Service Period (as defined in the applicable award agreement), (B) bears to the total number of days in the Service Period (as defined in the applicable award agreement). Any remaining performance share units that are not forfeited and not vested will become payable in an amount equal to a Performance Unit Payout Percentage (as defined in the applicable award agreement) of one hundred percent (100%) instead of the Performance Unit Payout Percentage that would otherwise be determined by the Compensation Committee at a later date. The vested performance share units will become Earned PSUs (as defined in the applicable award agreement) immediately following the last day of the Consulting Period.

I acknowledge that the performance share units are being settled at target (100%), and I will not be entitled to any additional shares based on certification of the performance goals set forth in the applicable award agreement by the Compensation Committee at a later date.

General

Settlement of any vested restricted stock units and performance share units set forth above will be subject to tax withholdings and reported as income on a Form W-2. If agreed to by the Compensation Committee, you may direct the Company to withhold from the vested shares the number of shares necessary to satisfy any tax withholdings, which determination will be based on the shares’ fair market value (as defined in the applicable award agreement) at the time such determination is made.

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Unconditional Benefits

COBRA Coverage:

If I wish to participate in COBRA, and to the extent I am otherwise eligible, I have 60 days from the termination of my current health benefits to make my election. I will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. I acknowledge that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.

I will receive in the mail from TaxSaver after my Retirement Date, documents describing the COBRA health benefits available to me. I will need to review the documents and elect COBRA during my eligible enrollment period if desired. If I elect to continue health benefits through COBRA, it will be my responsibility to pay the required premiums in a timely manner.

Life Insurance and Accidental Death and Dismemberment Coverage:

The Prudential Life and AD&D products/coverage may be converted from group to individual coverage. To do so, I must apply directly with the insurance provider within thirty days after I lose coverage. Forms to convert to an individual policy will be mailed to me by Prudential.

Accrued and Unused Vacation Time:

I will receive from the Company the cash value of any accrued and remaining unused vacation as of my Retirement Date, which will be payable to me and reported on a Form W-2, subject to taxes and other withholding, within thirty days after my Retirement Date.

401(k) Plan:

If I am a participant in the 401(k) Retirement Plan, the applicable plan rules will govern my options with respect to managing my account balance and/or receiving distributions, as applicable, under the plan. I may also contact Principal at 1-800-547-7754 if I have any general questions concerning options after retirement.

Non-Qualified Deferred Compensation Plan:

As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election I previously made regarding the treatment of my account balance at the time of retirement will govern the treatment of my account balance. I may also contact Principal at 1-800-999-4031 if I have any general questions concerning options after retirement.

Taxes:

All amounts payable will be subject to all applicable tax withholdings.

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ATTACHMENT B

RELEASE OF CLAIMS

This Release of Claims (this “Release”) is between HF Sinclair Corporation, HollyFrontier Corporation and HF Sinclair Payroll Services, Inc., on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively the “Company”), and me, Michael C. Jennings. By signing this Release, I am agreeing to waive and release all claims against the Company and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay the Benefits set forth on Attachment A, which I understand I would not receive unless I sign and do not revoke this Release as described in Paragraph 3 below. I acknowledge and agree to the following:

1. Waiver of Claims. I realize that there are various local, state, and federal laws, both statutory and common law that may apply and/or relate to my employment with the Company. Such laws include, but are not limited to, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act of 2008, and the Texas Commission on Human Rights Act (a/k/a Chapter 21 of the Texas Labor Code).

By signing this Release, I, on behalf of myself and anyone who may have the legal right to make claims on my behalf, release the Company, and its respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs, which relate to, or arise out of, my employment or separation from the Company, including any alleged violations of the laws listed above in this Paragraph 1. I understand that, subject to the limitations set forth in Paragraph 2 below, I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Release, up to and through the date that I sign and deliver this Release to the Company. If any claim is not subject to release, I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to opt-in and/or otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Release is a party.

2. Certain Actions Not Prohibited. I understand that this Release does not prohibit or prevent me from filing a charge or participating, testifying, or assisting in investigations, hearings, or other proceedings conducted by the EEOC or the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, I agree that if such an administrative claim is made to an anti-discrimination agency, I shall not be entitled to any individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding. In addition, I understand that nothing in this Release prohibits me from (a) reporting possible violations of law (including securities laws) to any government agency or entity, including to the U.S. Congress, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or any agency Inspector General; (b) making disclosures protected under federal whistleblower laws; or (c) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. This Release does not prohibit or prevent me from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs. Furthermore, I understand, and the Company hereby acknowledges and agrees that this Release does not prevent me from exercising my rights, if any, to (a) vested benefits under any pension or savings plan or deferred compensation plan; (b) COBRA benefits under Section 601-608 of ERISA; (c) receive pay for accrued but unused vacation; and/or (d) any right to my base salary through my Retirement Date.

3. Revocation of This Release. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Release, and the Company has advised me to consult an attorney; I have at least forty-five calendar days from the date I receive this Release, which includes the Disclosure attached as Attachment C, to consider the Release before signing it; I may change my mind and revoke the Release within seven calendar days after signing it; and that the Release shall not go into effect until then. If I decide to revoke this Release, I understand that the Company must receive written notice of my decision before the seven calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.

4. Applicable Law. The laws of the State of Texas apply to this Release.

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BY SIGNING THIS RELEASE, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO DO SO, BEFORE SIGNING THIS RELEASE; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE BENEFITS SET FORTH ON ATTACHMENT A TO THE AGREEMENT, I MUST SIGN AND RETURN THIS RELEASE TO THE COMPANY PRIOR TO THIRTY (30) DAYS AFTER MY RETIREMENT DATE, BUT NO EARLIER THAN MY RETIREMENT DATE; (C) I UNDERSTAND THAT I HAVE SEVEN CALENDAR DAYS TO REVOKE THIS RELEASE AFTER SIGNING IT; AND (D) I ACKNOWLEDGE THAT THIS RELEASE IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this ___________ day of ___________________________, 2023.

EMPLOYEE:

/s/
Michael C. Jennings

Agreed to and accepted by, on this ___________ day of ___________________________, 2023.

HF Sinclair Corporation
HollyFrontier Corporation
HF Sinclair Payroll Services, Inc.

/s/
Dale Kunneman
SVP and CHRO

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